Exhibit 5.1

Tel. 972-3-69441111
Fax. 972-3-6091116
fbc@fbclawyers.com

November 24, 2025

To:

Enlivex Therapeutics Ltd.

14 Einstein Street

Ness Ziona, Israel 7403618

Re: Enlivex Therapeutics Ltd.

Ladies and Gentlemen:

We have acted as Israeli counsel to Enlivex Therapeutics Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with the At-The-Market Sales Agreement, dated as of November 24, 2025(the “Sales Agreement”), entered into by and between the Company and BTIG, LLC (the “Sales Agent”), pursuant to which the Company may, from time to time, issue and sell through the Sales Agent, acting as agent or principal, ordinary shares, par value NIS 0.40 per share, of the Company (the “Ordinary Shares”), in an offering having an aggregate offering price of up to $299,553,108 (the “Offering”). The Ordinary Shares will be issued pursuant to a registration statement on Form F-3 (File No. 333-286956), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) and declared effective on May 12, 2025 (the “Registration Statement”), the base prospectus contained therein, and the prospectus supplement dated November 24, 2025, filed with the Commission pursuant to Rule 424(b) under the Securities Act (the “Prospectus Supplement”, together with the base prospectus, the “Prospectus”).

In connection with this opinion, we have examined the originals, or photocopies or copies, certified or otherwise identified to our satisfaction, of: (i) the Sales Agreement; (ii) the Registration Statement and the Prospectus, (ii) a copy of the articles of association of the Company, as amended and currently in effect, (iii) resolutions of the Audit Committee and the Board of Directors of the Company (the “Board”), at which the Offering, the execution and delivery of the Sales Agreement, and the actions to be taken in connection therewith and the filing of the Prospectus Supplement were approved; and (iv) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth. We have also made inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies and the authenticity of the originals of such latter documents. We have assumed the same to have been properly given and to be accurate. We have also assumed the truth of all facts communicated to us by the Company and that all consents and minutes of meetings of committees of the Board, the Board and the shareholders of the Company that have been provided to us are true and accurate and have been properly prepared in accordance with the articles of association of the Company then in effect and all applicable laws. We have also assumed that (i) prior to the issuance of any Ordinary Shares under the Sales Agreement, the price, number of Ordinary Shares and certain other terms of issuance with respect to any specific Placement Notice (as defined in the Sales Agreement) delivered under the Sales Agreement will be authorized and approved by the Board or a pricing committee of the Board in accordance with Israeli law (the “Corporate Proceedings”) and (ii) upon the issuance of any Ordinary Shares, the total number of Ordinary Shares issued and outstanding will not exceed the total number of Ordinary Shares that the Company is then authorized to issue under its articles of association.

Based upon and subject to the foregoing, assuming the completion of the Corporate Proceedings in connection with the delivery of a specific Placement Notice, we are of the opinion that the Ordinary Shares to be offered and sold under the Sales Agreement have been duly authorized for issuance, and, when issued and paid for in accordance with the Sales Agreement and the Corporate Proceedings, will be validly issued, fully paid and non-assessable.

Members of our firm are admitted to the Bar of the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 6-K to be filed with the Commission on or about the date hereof, which will be incorporated by reference in the Registration Statement, and to the reference to our name under the caption “Legal Matters” and “Enforceability of Civil Liabilities” in the Prospectus. In giving this consent, we do not thereby admit that we are among the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations promulgated thereunder, or Item 509 of Regulation S-K promulgated under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the date hereof that may alter, affect or modify the opinions expressed herein.

Very truly yours,

/s/ FISCHER (FBC & Co.)
FISCHER (FBC & Co.)